EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TiVo Inc:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333‑171031, 333-146156, 333-113719, 333-112836, 333-106731, 333-103002, 333-100894, 333-92028, and 333-69530) and Form S-8 (Nos. 333-183693, 333-183692, 333-176774, 333-169292, 333-163618, 333-153179, 333-153178, 333-146998, 333-135754, 333-112838, 333-106251, 333-101045, 333-69512, and 333-94629) of TiVo Inc. of our report dated March 14, 2014, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2014, and the effectiveness of internal control over financial reporting as of January 31, 2014, which report appear herein.
/s/KPMG LLP
Santa Clara, California
March 14, 2014